Inuvo, Inc.
Second Quarter 2015 Conference Call
July 29, 2015

Operator:

Good day and welcome to the Inuvo, Inc. 2015 Second Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo second quarter 2015 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on outstanding growth in the second quarter, and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

We are pleased to be announcing our third consecutive quarter of strong growth, year-over-year. Revenue in the 2nd Quarter was $16.7 million, up 53% from $10.9 million in Q2 last year and up 25% sequentially.

Net Income was also strong at $445,000 dollars or $0.02 per diluted share, up 16% over last year. This marks the 6th straight quarter of positive Net Income on a GAAP basis and the 14th straight quarter of positive Net Income when adjusted for non-cash items.

Gross margin in the 2nd Quarter was a solid 58% and Gross Profit was up 54% year-over-year. Both segments of the business were up in Q2 with the Partner Segment Revenue up 67% and the Owned & Operated up 39% year-over-year.

Wally Ruiz, our CFO, will be sharing additional details about our financials shortly, but the bottom line is we’ve had a great first half of 2015.

Let me share with you what we’ve been up to within each segment of the business starting first with the Owned and Operated segment.

We experienced improvement within the O/O segment throughout the quarter. The result of a continued focus on additional site features designed to improve engagement with our audience.

These feature enhancements began in the early part of the year and have started to translate into an increase in the number of pages the average user engages with, on the alot branded publications, along with an increase in the total time spent on alot. Collectively, these two measures are what we mean when we refer to engagement.

In this regard, in the quarter, the average page views per user on the Health site was up 50%, the Living site was up 100%, and the Travel site had an outstanding improvement of 200% sequentially.
Increasing the engagement with our sites will be an ongoing focus for this year as it provides additional opportunities to put our advertisers’ messages in front of an involved, in-market, information seeking group of consumers. In turn this improved user engagement allows us to command a premium from advertisers for ad placements on our sites.

During Q2 we also completed the final transition of legacy alot properties, moving them to the new alot page template. The highest level domain, alot.com, has now joined the family and completes this Brand overhaul. You can now go to alot.com as a launching point for all of the websites and you will note that we now provide a consistent user experience for all visitors, including the legacy consumers who still use the alot toolbar.

Our work with the Careers site over the last year led to the development and launch of an Education site, which we announced in the quarter. This vertical has a highly engaged audience searching for information that can help them further their own or their children’s educational aspirations. While the site has only been live a relatively short time, we are seeing promising results for page views and visits.

The number and technological sophistication of marketing initiatives we deploy in an effort to attract an audience to our sites continued to grow in Q2. We have broadened the number of channels we use to market through and have seen some encouraging results.

Pinterest, Facebook, Instagram and a number of the content recommendation technology providers are among the marketing channels we expect to grow throughout the second half of the year.

In addition to building more engagement features and increasing our social presence, we are also excited about expanding the use of our in-house photographic and video production capabilities.

During Q2 we began creating our first in-house and proprietary photo shoots, which we deployed in test to measure whether these more highly targeted photos would translate into engagement with consumers through image galleries deployed on the sites.

Early results suggest they did and because of that we have plans to scale this effort throughout Q3 and Q4, using both in-house staff and freelance photographers who will work side by side with our design, editorial and advertising teams. In addition, we will also be deploying our first in-house produced videos in Q3.

Our Partner segment had a very successful second quarter. With that said, we can on occasion within this segment experience an acceleration of growth when partners benefit from a demand from advertisers that exceeds the supply of leads in that market. A number of our partners had this occur in Q2 and as a result we expect them to normalize within the second half of the year.

Internally, and as a result of the SearchLinks launch, we have also organized within the Partner Segment around two product offerings which we will refer to going forward as PartnerAds and SearchLinks.

The PartnerAds business has performed well for us over the last 2-years. Within PartnerAds, our focus will be to continue to sign up new customers while directing some resources towards selling, delivering and supporting SearchLinks. Our PartnerAds business has and continues to successfully serve ads into thousands of websites daily.

In last few quarters we have been messaging the upcoming launch of SearchLinks, reinforcing the strategic advantage of our Digital Publishing business as a catalyst for the design and optimization of the product line.

The opportunity size, the quality of publishing partners and the more comprehensive nature of the SearchLinks solution points to an opportunity to capitalize on the growing market for Native Advertising. The PartnerAds business has also been an asset in this launch, having supplied the beta clients for the first quarters in-market tests.

The SearchLinks launch, which we announced officially on Tuesday has actually been ongoing for about a month. The early feedback, the quality of publishing partners, the signups and the pipeline are all progressing nicely. In this short time, we have signed up about 40 new publishing partners for SearchLinks, about half of which are now live.

We designed SearchLinks to address some very real issues facing publishers who are currently using competing products. Among those issues were poor ad-targeting, poor ad-content, poor ad-quality and insufficient ad-coverage per page topic.

We wanted to design a product that didn’t bait consumers into a click. Rather, we have designed an ad-product that is so aligned with the content that it also aligns with the interests of consumers.

Q2 was a very busy quarter for SearchLinks – scaling a solution like this requires a coordination among development, delivery, account management and sales teams and in many of those functions, it has also meant hiring and training new people.

We expect to continue to hire in support of this product for the foreseeable future and as we onboard more publishers we will continue to optimize, through technology enhancements, the delivery and support of those clients in an effort to become more efficient.

An example of this is self-service. For now, we have chosen to work closely with publishers to ensure as much as possible that these new clients experience early success with our product. Soon however, we expect to be in a position where we feel comfortable allowing clients to go through the qualification, signup, implementation and payment processes in an automated fashion.

SearchLinks is by far the most technically sophisticated product line we have ever built and we wouldn’t have directed our resources towards this solution if we didn’t believe the opportunity warranted it.

SearchLinks is currently delivering about $10,000 dollars per day in Revenue. The product line is currently comprised of three different ad-unit types. We expect the suite of ad-units to expand over time.

We are excited about this launch and we plan to push hard through the second half to sign up and successfully implement as many new clients as practical. Like any new product launch, we expect as we scale that we will encounter various challenges but with that said, we feel good about our ability to deliver on the promise of the solution, both for ourselves and our partners.

I’d now like to turn the call over to Wally.

Wally Ruiz Comments:

Thank you Rich and good afternoon everyone.  Today we reported another consecutive quarter of strong revenue growth and profitability.

Inuvo reported revenue of $16.7 million in the second quarter of 2015 compared to $10.9 million in the same quarter of last year, a 53% increase; $9.3 million came from the Partner Network and $7.4 million from the Owned and Operated Network.

The Partner Network which delivers advertisements to our partner’s websites and applications, reported $9.3 million in the second quarter of this year compared to $5.6 million in the same quarter last year, a 67% increase.

Higher revenue in the Partner Network this year compared to the same quarter last year is due largely to the expansion of market share within the existing publisher base, and a focus on marketing campaigns in verticals that returned better than average ROIs in the quarter.

Though we are pleased with the high growth rate in the Partner segment, we believe these verticals will settle back to normal growth levels as competitors begin to exploit them.

The Owned & Operated Network, which is made up of a collection of websites and apps we own and where income is derived from advertisements, represented 45% of the company’s total revenue in the current year quarter.

The Owned & Operated Network reported $7.4 million of revenue in the second quarter of 2015, a 39% increase over the same quarter last year. The growth in this business segment is largely due to the investment made in proprietary content and effective marketing campaigns resulting in more revenue.

In the second quarter of this year we announced and launched a new website, education.alot.com which contributed to revenue growth in the quarter. Further, we acquired two websites that in their first full quarter, were also important contributors to the quarter’s revenue.

During the second quarter, we increased our sales allowance by approximately $326 thousand to a balance at June 30th of $866 thousand. The allowance is used to address advertiser adjustments that occur from time to time. Adjustments the company has incurred in 2015 have not been material.

Gross profit in the second quarter of 2015 was $9.6 million compared to $6.3 million last year, a 54% improvement. Gross profit as a percent of revenue or gross margin was 58% in the second quarter of 2015 compared to 57% in the same quarter last year.

Partner Network gross profit in the second quarter of 2015 was approximately $2.2 million compared to $1 million last year. The improved gross profit in this year’s quarter was primarily due to higher revenue associated with 45% more clicks on ads than during the same quarter last year and due to higher average RPCs (revenue per click) this year compared to the same period last year.

Gross Profit in the Owned & Operated segment in the second quarter of 2015 was $7.4 million compared to $5.3 million last year. The higher gross profit in this year’s quarter compared to last year is primarily due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation expense and Selling, general & administration expense was $9.1 million in the second quarter of 2015 compared to $5.8 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $6.6 million in the second quarter of 2015, a $3 million increase from the same quarter in the prior year.

Compensation expense increased by $200 thousand to $1.3 million in the second quarter of 2015 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll associated with additional hiring and to higher company incentive plan expense. At June 30, 2015, we had 56 full- and part-time employees; a year earlier we had 40 full- and part-time employees. S, G & A or Selling, general & administration expense was $1.2 million in the second quarter of 2015 compared to $1.1 million in the same quarter in the prior year. The increase in the current quarter S, G & A expense is due primarily to higher professional fees and facilities costs.

For the remainder of the year, we intend to maintain our focus on accelerating growth; with investments designed to continue the expansion of our web properties and support costs associated with the expansion of our Native Advertising product, SearchLinks. We therefore expect marketing costs to increase in coming quarters commensurate with a growing revenue in the Owned & Operated Network. We expect compensation expense to increase as we step up hiring, particularly to support the roll out of SearchLinks. We expect S, G & A expense to remain relatively flat.

Net interest expense was $37 thousand in the second quarter of 2015, $66,000 less than last year’s second quarter expense. This year’s lower expense is due to lower loan balances and the renegotiation of our line of credit and term debt last year.

We have accrued a tax expense of $36,000 in the second quarter of this year for state income tax we believe will be due.

The net loss from discontinued operations was $15 thousand in the second quarter of 2015 compared to an $18 thousand net income in the same quarter last year. The loss was due to a foreign exchange translation adjustment and an audit fee expense.

The Company reported a net income in the second quarter of 2015 of $445 thousand, or $0.02 per diluted share, compared to $382 thousand, or $0.02 per diluted share in the prior year quarter.

EBITDA, adjusted for stock based compensation expense was approximately $1.1 million in the quarter that ended June 30, 2015; compared to an adjusted EBITDA of $1.2 million in the same quarter of the prior year.

Turning to the Balance Sheet as of June 30, 2015, cash and cash equivalents totaled $3.8 million at the end of June, about $64 thousand higher than the cash balance at December 31st. Bank debt was $1.5 million in June compared to $3.6 million at December 31st 2014.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

In summary, we’ve had an exceptional first half of 2015 and we have exciting plans in place for both segments of the business in the second half. Producing our own video and image libraries is an exciting next step in our evolution as a digital publisher and SearchLinks opens Inuvo up to a market for advertising technology that we have never before had the opportunity to fulfill.

While we haven’t provided guidance, we have suggested in the past that we felt, based on the performance of the business over the last 18 months that Inuvo could be a $100-million-dollar annual revenue run rate company, organically, by the end of 2017. While aggressive, we still think this is an achievable longer term goal for our company even though our quarterly performance may continue to fluctuate as we execute our growth programs.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.